IDRI and Chembio Collaborate to Develop a
Low-cost Test
for Visceral Leishmaniasis

MEDFORD, N.Y (May 11, 2009) Chembio Diagnostic Systems, Inc. (a wholly owned subsidiary of Chembio Diagnostics, Inc., OTCBB CEMI) and the Infectious Disease Research Institute (IDRI) today announced they have entered into a milestone-based agreement pursuant to which Chembio will use its patented dual path platform technology (DPP®) and other Chembio capabilities to design, develop and manufacture a low-cost device for the diagnosis of visceral leishmaniasis. This step is critical to IDRI’s program funded under a grant from the Bill & Melinda Gates Foundation for the development of accurate, rapid and affordable methods of diagnosis for patients suffering from visceral leishmaniasis in Africa. This announcement was made at the 96th Annual Meeting of the American Association of Immunologists (Immunology 2009) held May 8-12 in Seattle, WA.

Most visceral leishmaniasis cases occur in poor populations living in remote areas far from healthcare centers. In these settings, the disease often co-exists with malaria and other debilitating parasitic infections that exhibit similar symptoms, making diagnosis difficult. In these challenging conditions, the traditional labor-intensive and complex diagnostic procedures – invasive removal of bone marrow, spleen and lymph node tissues for microscopic examination and isolation of the parasite by culture – are neither feasible nor field-friendly.

“We are actively working to develop a rapid and simple test that could be used in the field in Africa to diagnose visceral leishmaniasis by using no more than a drop of blood,” said Dr. Steven Reed, Founder and Head of IDRI's Research and Development Program. “This would dramatically improve early detection of visceral leishmaniasis, making current treatments more effective and decreasing transmission rates.”

Rapid diagnostic tests are made of two major components: the reagents which are selected to react with specific immunologic components present in the blood of infected patients, and the device which acts as a physical support for the reagents. Diagnostic devices can be as simple as strips of paper or plastic cassettes. These simple tests do not require highly skilled laboratory staff and can be done in the field with results usually available within the next ten to fifteen minutes.

Curt Malloy, SVP Operations and General Counsel of IDRI said, “Chembio has significant experience in the development, manufacturing and distribution of diagnostic tests, particularly in the developing world. IDRI will provide the reagents for the test and, with our financial support, Chembio will develop a reliable diagnostic device that can be manufactured at low-cost. This will be paramount to ensure affordability of the test when ready for implementation.”

“We are thrilled to be able to collaborate with IDRI on the complex yet urgent task of controlling visceral leishmaniasis in developing countries,” commented Larry Siebert, Chairman and President of Chembio. “Working alongside IDRI, we will apply our DPP® and other technologies to create a low-cost diagnostic device to help fight this disease that has been ignored for too many years,” commented Javan Esfandiari, Senior Vice President of R&D for Chembio.

About Visceral leishmaniasis

Visceral leishmaniasis (VL) is a serious, potentially lethal, systemic parasitic illness that has caused epidemics in India, Southeast Asia, Africa and Latin America. Leishmania parasites are transmitted to humans through the bite of infected sand flies. Patients with VL develop infections of their liver, spleen, and bone marrow and may die if the infection goes untreated. About 500,000 new cases of visceral leishmaniasis occur each year, and 10% of these patients ― mostly children ― die because their disease cannot be accurately diagnosed in a timely fashion.

IDRI-Translating science into global health solutions

IDRI is a Seattle-based not-for-profit organization committed to applying innovative science to the research and development of products to prevent, detect and treat infectious diseases of poverty. By integrating capabilities, IDRI strives to create an efficient pathway bringing scientific innovation from the lab to the people who need it most. For more information, go to www.idri.org.

IDRI has been working on leishmaniasis for more than 15 years, applying its expertise to the development of both vaccines and diagnostics. IDRI is actively developing a therapeutic leishmaniasis vaccine designed to be used in conjunction with chemotherapy. This candidate vaccine is currently being tested in several countries. If successful, both diagnostic and therapeutic tools would complement each other to provide an improved strategy against leishmaniasis.

About Chembio Diagnostics

Chembio Diagnostics, Inc. through its wholly owned subsidiary Chembio Diagnostic Systems, Inc., develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $5 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Inverness Medical. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio also has rapid tests for veterinary tuberculosis and Chagas disease.  In 2007 Chembio received a U.S. patent for its Dual Path Platform (DPP®) technology which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Alice Grasset 206-330-2553 or agrasset@idri.org
Susan Norcott 631-924-1135 x125 or snorcott@chembio.com

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